Forward Looking Statements This presentation contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of significant risks and uncertainties, which could cause Southwest Bancorp, Inc. (“OKSB”), First Commercial Bancshares, Inc. (“First Commercial”) or the combined company’s actual results and experience to differ from the anticipated results and expectations expressed in such forward looking statements. Forward looking statements speak only as of the date they are made and neither OKSB nor First Commercial intend, or undertake any duty to update or revise any forward looking statements contained in this presentation whether as a result of differences in actual results, changes in assumptions, or changes in other factors affecting said factors, except as required by law. These forward-looking statements include, but are not limited to, statements about (i) the expected benefits of the transaction between OKSB and First Commercial, including future financial and operating results, accretion and earn-back, cost savings, enhanced revenues, long term growth, and the expected market position of the combined company that may be realized from the transaction, and (ii) OKSB’s and First Commercial’s plans, objectives, expectations and intentions and all other statements contained in this presentation that are not historical facts. Other statements identified by words such as “expects,” “anticipates,” “will,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “positioned,” “projects” or words of similar meaning generally are intended to identify forward-looking statements. Management's determination of the provision and allowance for loan losses, the carrying value of acquired loans, goodwill, and the fair value of investment securities involve judgments that are inherently forward-looking. These statements are based upon the current beliefs and expectations of OKSB’s and First Commercial’s management and are inherently subject to significant business, economic and competitive risks and uncertainties, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those indicated or implied in the forward-looking statements. There is no assurance that the due diligence process would identify all risks associated with the transaction and no assurance that the conditions to closing will be satisfied. Additional information concerning risks is contained in OKSB’s most recently filed Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings.

Investor Information Southwest Bancorp, Inc. (“OKSB”) will file with the Securities and Exchange Commission a Registration Statement on Form S-4 that will include a Prospectus of OKSB, Proxy Statement of First Commercial, as well as other relevant documents concerning the proposed transaction. Shareholders are advised to read, when available, the Registration Statement, Proxy Statement, and Prospectus regarding the merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information relating to the proposed transaction. When filed, a free copy of these materials may be obtained on the SEC’s website at http://www.sec.gov. Alternatively, when available, these documents can be obtained free of charge from OKSB’s website at www.oksb.com under the tab “Investors” and then under the tab “SEC Filings”. OKSB, certain of its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from the shareholders of First Commercial in connection with the proposed transaction under the rules of the SEC. Information about these participants is set forth in the proxy statement for OKSB’s 2015 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on April 22, 2015. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, may be obtained by reading the definitive proxy statement and other relevant materials, when available, to be filed by OKSB with the SEC in conjunction with the proposed transaction. Free copies of this document may be obtained as described in the preceding paragraph.

Transaction Overview 4 .Meaningful expansion of Oklahoma City and Edmond coverage –brings over $200 million in deposits and improves market share to #10 .Prudently and accretively deploys our strong capital base .Attractive entry into Colorado with opportunity to grow and expand market .Leverages the OKSB brand, product set and capabilities .Strengthens our focus on Healthcare banking .Substantial EPS accretion: –12% accretive to 2016 EPS(1) –14% accretive to 2017 EPS .Tangible book value dilution of 4% with an expected earnback, including one-time costs, of less than 4 years .Internal rate of return greater than 15% .Strong capital ratios at closing, with an estimated pro forma TCE ratio of 12% and an estimated total risk based capital ratio of 17% .Potential for revenue enhancements and cross-sell opportunities, although none have been assumed in our modeling .Comprehensive due diligence process completed, including extensive credit review .Low levels of credit risk, two identified credits will not be taken in the transaction .Primarily in-market transaction, with an established and complementary customer base and business mix Financially Attractive Strategically Compelling Low Execution Risk (1) Excluding transaction related and one-time costs Transaction Overview 4 .Meaningful expansion of Oklahoma City and Edmond coverage –brings over $200 million in deposits and improves market share to #10 .Prudently and accretively deploys our strong capital base .Attractive entry into Colorado with opportunity to grow and expand market .Leverages the OKSB brand, product set and capabilities .Strengthens our focus on Healthcare banking .Substantial EPS accretion: –12% accretive to 2016 EPS(1) –14% accretive to 2017 EPS .Tangible book value dilution of 4% with an expected earnback, including one-time costs, of less than 4 years .Internal rate of return greater than 15% .Strong capital ratios at closing, with an estimated pro forma TCE ratio of 12% and an estimated total risk based capital ratio of 17% .Potential for revenue enhancements and cross-sell opportunities, although none have been assumed in our modeling .Comprehensive due diligence process completed, including extensive credit review .Low levels of credit risk, two identified credits will not be taken in the transaction .Primarily in-market transaction, with an established and complementary customer base and business mix Financially Attractive Strategically Compelling Low Execution Risk (1) Excluding transaction related and one-time costs

Strengthens Position in Oklahoma City

Oklahoma City Franchise

- Enhances position in Oklahoma City-Edmond, OK MSA – improves deposit market share to #10 pro forma
- As the state capital, with a major university, OKC continues to be an attractive market for expansion (MSA population of ~1.4 million)
- Low unemployment rate (3.3% is 11th out of 387 MSAs nationwide) and population growth nearly double the national average
- Expansion will capitalize on a strong Oklahoma City economy with industries in aviation / aerospace, energy, healthcare, and biotechnology



John Kilpatrick Tpk
77
74
Lake Hefner
The Village
OKLAHOMA
Nichols Hills
ALT 3
Remington Park
Lake Aluma
Forest Park
Warr Acres
Woodlawn Park
Bethany
Oklahoma City
235
40
Midway Village
Smith Village
Del City
Valley Brook
44
First Comm. (5)
OKSB (4)

Note: Map excludes 1 OKSB branch included in the OKC MSA

Oklahoma City MSA Deposit Market Share

(dollars in millions)		# of	June 2014	
Rank	Institution	Branches	Deposits	Market Share
1	Midland Financial Co. (OK)	33	$3,589	13.17%
2	BOK Financial Corp. (OK)	20	3,366	12.35%
3	JPMorgan Chase & Co. (NY)	22	3,293	12.09%
4	BancFirst Corp. (OK)	33	2,489	9.13%
5	Bank of America Corp. (NC)	15	1,551	5.69%
6	Arvest Bank Group Inc. (AR)	27	1,060	3.89%
7	Prosperity Bancshares Inc. (TX)	9	953	3.50%
8	First Fidelity Bancorp Inc. (OK)	22	852	3.13%
9	International Bancshares Corp. (TX)	21	794	2.91%
10	Pro Forma	10	574	2.11%
10	Olney Bancshares of Texas Inc. (TX)	11	568	2.08%
11	Quail Creek Bancshares Inc. (OK)	1	500	1.84%
12	American Bancorp of OK Inc (OK)	6	491	1.80%
13	Frontier State Bank (OK)	1	436	1.60%
14	First Midwest Acquisition Corp (OK)	8	397	1.46%
15	Ironhorse Financial Group Inc. (OK)	5	397	1.46%
16	First Independent Bancorp Inc. (OK)	10	380	1.40%
17	Southwest Bancorp Inc. (OK)	5	370	1.36%
18	Durant Bancorp Inc. (OK)	9	366	1.34%
19	NBC Corp. of Oklahoma (OK)	2	274	1.01%
20	RCB Holding Co. (OK)	8	241	0.88%
25	First Commercial Bcshs Inc. (OK)	5	205	0.75%
	Total For Institutions In Market	405	$27,251	

Population Growth



10.00%
8.00%
6.00%
4.00%
2.00%
0.00%
7.87%
3.93%
3.47%
6.68%
4.12%
3.52%
Population Change 2010 - 2015
Expected Pop. Change 2015 - 2020
OKC
Oklahoma
U.S.

Unemployment Rate



9.0%
7.5%
6.0%
4.5%
3.0%
1.5%
5.5%
3.9%
3.3%
3/31/12
9/30/12
3/31/13
9/30/13
3/31/14
9/30/14
3/31/15
OKC
Oklahoma
U.S.

Source: SNL Financial, Census Bureau, Bureau of Labor Statistics and the Bureau of Economic Analysis. Deposit market share as of June 30, 2014

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Strategic Entry Into Denver Key Relationships in a Growing Market First Commercial’s banking centers are strategically positioned to serve the Denver market -with core relationships for serving the healthcare community The combination of OKSB’s expertise with First Commercial’s market knowledge and strong relationships sets the stage for well-founded growth and meaningful service to the Denver market Denver’s growth profile and demographics continue to make it a very attractive market for expansion • Second fastest growing large city in the country – US Census 2013 • Ranked 18th among 318 metropolitan areas in 2013 by the Bureau of Economic Analysis for current dollars GDP • Major industries include healthcare, technology, communications and manufacturing • Job growth rate continues to outpace national average First Commercial (3) Population Growth Unemployment Rate Household Income Source: SNL Financial, Census Bureau, Bureau of Labor Statistics and the Bureau of Economic Analysis

Transaction Terms

Transaction Value	$41.7 Million[1] Price / Tangible Book Value: 141%[1][2] Price / 2014 EPS: 22.4x[1]
Consideration	51% Stock / 49% Cash $20.4 million in cash and 1.2 million[1] shares of OKSB The stock portion of the consideration is fixed, but is subject to a symmetrical price collar (plus or minus $4.00 per share from the 10-day average OKSB stock price at the time of announcement)
Ownership	94% OKSB / 6% First Commercial
Approvals	Customary regulatory and First Commercial shareholder approval required OKSB shareholder approval is not required
Timing	Expected closing in the 4th quarter of 2015 Systems conversions anticipated in 4Q15

(1) Based upon the OKSB 10-day average closing stock price of $17.50 as of May 26, 2015
(2) Based upon tangible common equity of $29.5 million (the expected tangible common equity at closing based upon the minimum tangible equity requirement per the definitive agreement)

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First Commercial Overview

Franchise Overview

- Founded in 1996
- Operates five banking centers in OKC Metro area, three banking centers in south Denver and one banking center in Colorado Springs
- Focus on commercial, healthcare & mortgage lending
- Solid financial performance and momentum

Loan Composition

$215 Million
MRQ Yield: 5.42%


Multifamily 2%
Commercial & Industrial 24%
Consumer 1%
Construction 10%
Residential R.E. 1-4 Fam. 25%
Owner-CRE 16%
Non-Owner CRE 22%

MRQ Financial Highlights

Assets ($mm)	$304.5
Total Gross Loans ($mm)	$214.7
Deposits ($mm)	$254.2
ROA	0.70%
ROE	5.89%
Net Interest Margin	4.12%
Tier 1 Leverage Ratio	11.4%
Tier 1 RBC Ratio	14.1%
Total RBC Ratio	15.4%
NPAs & Loans +90 Days Past Due / Assets	1.39%
Reserves / Loans	1.78%

Deposit Composition

$254 Million
MRQ Cost[1]: 0.58%


Time Deposits <$100,000 14%
Time Deposits ≥$100,000 25%
Demand 33%
Other Transaction Accounts 7%
MMDA and Savings 21%

Source: SNL Financial
Note: First Commercial statistics are provided at the bank level
(1) Cost is defined as annualized total interest on deposits / average interest-bearing deposits

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Loan & Deposit Composition

Loan Composition

OKSB:	$1.44 Billion

MRQ Yield: 4.39%



Commercial & Industrial 25%
Multifamily 5%
Consumer 1%
Other 1%
Construction 14%
Residential R.E. 1-4 Fam. 6%
Owner-CRE 17%
Non-Owner CRE 31%

First Commercial:	$215 Million

MRQ Yield: 5.42%



Multifamily 2%
Commercial & Industrial 24%
Consumer 1%
Construction 10%
Residential R.E. 1-4 Fam. 25%
Owner-CRE 16%
Non-Owner CRE 22%

Pro Forma:	$1.65 Billion



Multifamily 5%
Commercial & Industrial 24%
Consumer 1%
Construction 14%
Residential R.E. 1-4 Fam. 9%
Owner-CRE 17%
Non-Owner CRE 29%

Deposit Composition

OKSB:	$1.62 Billion

MRQ Cost: 0.22%



Time Deposits <$100,000 13%
Time Deposits ≥$100,000 14%
Demand 6%
Other Transaction Accounts 3%
MMDA and Savings 64%

First Commercial:	$254 Million

MRQ Cost: 0.58%



Time Deposits <$100,000 14%
Time Deposits ≥$100,000 25%
Demand 33%
Other Transaction Accounts 7%
MMDA and Savings 21%

Pro Forma:	$1.87 Billion



Time Deposits <$100,000 14%
Time Deposits ≥$100,000 16%
Demand 9%
Other Transaction Accounts 3%
MMDA and Savings 58%

Source: SNL Financial Does not include purchase accounting adjustments
Note: First Commercial statistics are provided at the bank level. Cost represents the cost of interest-bearing deposits and is defined as annualized total cost on deposits / average interest-bearing deposits

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Pro Forma Impact

	Financial Impact
EPS Accretion	12% in 2016, excluding transaction related and one-time costs 14% in 2017
Tangible Book Value	~4% dilutive to TBV at closing Estimated earnback of less than 4 years[1]
Estimated Capital	Pro forma TCE ratio of ~12% at closing Total RBC ratio of ~17% at closing
IRR	Expected IRR > 15%

Key Assumptions

- No revenue enhancements or cross-sell opportunities have been assumed
- Cost savings of ~30% of First Commercial's expected noninterest expense; 70% phased in the first year and 100% thereafter
  - No office consolidations anticipated
- Gross loan mark of $7.3 million (3.5%); $3.2 million of the mark to be accreted into income over 5 years
  - Credit review focused on the largest relationships, adversely classified assets and watch list loans
  - Reviewed approximately 66% of all funded loans
  - Reviewed 100% of relationships with balances greater than $750,000, 100% of criticized assets and all watch list credits with a balance greater than $250,000
- $5 million in outstanding trust preferred to be redeemed at closing
- Core deposit intangible of 1.5%, amortized straight-line over 10 years
- Pre-tax transaction related expenses of $1.25 million at closing
- Expected close in the 4th quarter of 2015

(1) Defined as the number of years for pro forma tangible book value per share to exceed standalone tangible book value per share, inclusive of all restructuring expenses

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Conclusion Expands Oklahoma City market and provides attractive entry into the Colorado market Expected to be immediately and significantly accretive to earnings Conservative merger assumptions, identified and achievable future cost savings Leverages strong capital position Primarily in-market transaction with limited execution risk Transaction will enhance OKSB’s near-term and long-term franchise value

APPENDIX

First Commercial Historical Financials

	2010 FY	2011 FY	2012 FY	2013 FY	2014 FY	2015 FQ1
(dollars in thousands)	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14	3/31/15
Balance Sheet						
Total Assets	280,795	294,542	324,347	307,305	303,288	304,523
Total Gross Loans	202,530	208,707	230,404	218,319	215,027	214,694
Total Deposits	240,779	249,989	278,144	265,899	258,526	254,224
Total Equity	31,162	32,659	34,856	33,268	35,504	36,104
Profitability						
Net Income	1,559	1,412	2,565	(993)	1,964	527
ROAA (%)	0.57	0.47	0.84	(0.32)	0.64	0.70
ROAE (%)	5.36	4.42	7.62	(2.79)	5.71	5.89
Net Interest Margin (FTE) (%)	4.79	4.19	4.72	4.56	4.18	4.17
Efficiency Ratio (FTE) (%)	74.1	79.3	71.4	72.9	76.0	75.5
Noninterest Income / Operating Rev (%)	21.4	20.7	23.9	23.5	17.9	14.4
Balance Sheet Ratios / Capital (%)						
Loans/ Deposits	84.1	83.5	82.8	82.1	83.2	84.5
Tangible Common Equity/ Tang Assets	10.5	10.6	10.3	10.3	11.2	11.4
Tier 1 Ratio	12.8	12.9	12.9	12.5	13.6	14.1
Total Risk Based Capital Ratio	14.0	14.2	14.1	13.8	14.8	15.4
Leverage Ratio	9.64	9.62	9.70	9.43	10.51	11.44
Asset Quality (%)(1)						
NPLs/ Loans	1.48	3.83	2.23	2.16	1.76	1.82
NPAs/ Assets	1.68	3.58	2.26	1.97	1.36	1.39
NCOs/ Avg Loans	0.20	0.08	0.31	1.80	0.85	(0.03)
Reserves/ Loans	1.46	1.66	1.50	2.47	1.76	1.78
Reserves/ NPLs	98.3	43.4	67.2	114.5	100.2	97.5
Yield & Cost (%)						
Yield on Loans	6.41	6.23	6.36	5.80	5.58	5.42
Yield on Earning Assets	6.13	5.24	5.48	5.14	4.58	4.52
Cost of Deposits(2)	1.61	1.35	1.00	0.78	0.64	0.58

Source: SNL Financial

Note: First Commercial statistics are provided at the bank level

(1) Nonperforming Loans (NPLs) include Nonaccrual Loans, Loans 90+ Days Past Due and Still Accruing Interest, and Renegotiated Loans (TDRs). Nonperforming Assets (NPAs) include NPLs and Other Real Estate Owned (OREO)

(2) Cost is defined as annualized total interest on deposits / average interest-bearing deposits

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Bank Strong Bank Safe Bank Successfully